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                                                                      EXHIBIT 99

                               [SANMINA-SCI LOGO]



CONTACTS:
Rick Ackel
EVP, Chief Financial Officer

Paige Bombino
Investor Relations
(408) 964-3610



FOR IMMEDIATE RELEASE

      CHIEF FINANCIAL OFFICER, RICK ACKEL TO DEPART SANMINA-SCI TO PURSUE
                              OTHER OPPORTUNITIES

SAN JOSE, CA (January 20, 2004)--Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today announced that its Chief Financial Officer, Rick R. Ackel, will be leaving the Company to pursue other opportunities. Mr. Ackel has served as the Company's Chief Financial Officer since July 2000. Commenting on Mr. Ackel's departure, Jure Sola, Sanmina-SCI's Chairman and Chief Executive Officer, "We are appreciative of Rick's service to the Company over the past three years and we wish him the best in his future endeavors."

Sanmina-SCI also announced that the Company would begin a search for a new Chief Financial Officer and that, in the interim, Sanmina-SCI's Controller, Mark Lustig, would serve as Acting Chief Financial Officer.

ABOUT SANMINA-SCI
Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.



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